Exhibit 99.2

Horizon Lines, Inc.

2012 Continuing Operations Financial Projections

($ in millions)

Adjusted EBITDA Reconciliation

2011 Adjusted EBITDA	$82.1
Incremental labor and fuel associated with dry-dockings (a)	(10.9)
Other	3.8

2012 Projected Adjusted EBITDA	$75.0

Proforma Adjustment:
Incremental labor and fuel associated with dry-dockings (a)	10.9

2012 Projected Proforma Adjusted EBITDA	$85.9

(a) Increase in 2012 is primarily due to three Puerto Rico vessels being dry-docked in Asia, with significantly farther transits and associated expenses for fuel and labor, than costs that were incurred in 2011 and expected to occur in 2013

First Quarter and Full Year Projections
	Quarter Ended March 25, 2012	Year Ended December 23, 2012
Operating Revenue	$264.3	$1,090.3
Adjusted EBITDA	$10.8	$75.0
Proforma Adjusted EBITDA	$10.8	$85.9

Liquidity Outlook

The company expects March 2012 to December 2012 total liquidity to range from $23.8 million to $41.3 million. Projected liquidity is dependent upon cash flow projections and is reflective of estimated cash on hand and availability under the asset-based loan revolving credit facility.

Horizon Lines, Inc.

2012 EBITDA and Adjusted EBITDA Reconciliations

($ in millions)

	Actual Year ended December 25, 2011	Projected Year ended December 23, 2012 (a)

Net loss	$(229.4)	$(34.2)
Net loss from discontinued operations	(176.2)	(5.7)

Net loss from continuing operations	(53.2)	(28.5)

Interest expense, net (b)	55.7	56.0
Income tax expense (benefit)	0.1	(0.3)
Depreciation and amortization	58.3	55.9

EBITDA	60.9	83.1
Legal settlements	(5.5)	—
Antitrust legal expenses	4.5	2.1
Union/other severance	3.5	1.1
Impairment charge	3.0	—
Goodwill impairment	115.3	—
Gain on extinguishment of debt/other refinancing costs	(15.1)	(11.3)
Gain on change in value of conversion features	(84.5)	—

Adjusted EBITDA	$82.1	$75.0

(a) The 2012 projections exclude the gain or loss from the April 2012 conversion of the Series A and Series B Convertible notes and the change in the restructuring charge resulting from the vessel charter termination agreement with SFL, as the company is in the process of quantifying the financial impact.

(b) Interest expense includes deferred financing fee amortization, accretion, and PIK interest.

Horizon Lines, Inc,

2012 Projected Free Cash Flow

($ in millions)

Projected Adjusted EBITDA	$75.0
Less: Capital expenditures	(24.0)
Less: Dry-dock expenditures (a)	(19.9)
Adjusted EBITDA, Less Capital Investment	31.1
Less: SFL charter and D-8 vessel lay-up costs	(9.3)
Less: Change in net working capital	6.9
Less: FSX shut down expenses	(17.3)
Less: Puerto Rico settlements	(4.0)
Less: DOJ settlements	(1.5)
Less: Vessel payments in excess of accrual	(13.2)
Plus: Asset sale proceeds	7.7
Other items	(11.9)

Unlevered Free Cash Flow	(11.5)

Debt and Capital Lease Cash Flows
ABL Interest and unused fees	(2.0)
First-lien notes interest	(25.4)
First-lien notes amortization	(2.3)
4.25% convertible notes interest and amortization	(2.3)
6% convertible notes interest	(0.7)
Capital lease amortization	(2.3)

Total Debt and Capital lease cash flows	(35.0)

Levered Free Cash Flow	$(46.5)

Beginning Cash Balance	$21.1
Levered Free Cash Flow	(46.5)
ABL Borrowings	30.5

Ending Cash Balance	$5.1

(a) Includes approximately $2.0 million of dry-dock payments on 2011 drydocks for vessels previously used in the FSX service